Exhibit 99.1

EaglePicher Incorporated

Contact:
Tom Pilholski     (602) 652-9600

EAGLEPICHER INCORPORATED ANNOUNCES
COMPLETION OF NEW $275 MILLION CREDIT FACILITY AND
SALE OF $250 MILLION OF 9.75% SENIOR UNSECURED NOTES DUE 2013

     PHOENIX, Arizona, August 7, 2003—EaglePicher Incorporated (“EaglePicher”), a wholly-owned subsidiary of EaglePicher Holdings, Inc., announced today that it has completed a new $275 million senior secured credit facility and sold $250 million of 9.75% Senior Notes due 2013 at 99.2% of par to yield 9-7/8%. The proceeds of these transactions have been used to refinance EaglePicher’s existing senior credit facility and purchase $209.5 million, or approximately 95%, of its 9-3/8% Senior Subordinated Notes due 2008 pursuant to a previously announced cash tender offer, which expired at 11:59 p.m., New York City time, on August 6th.

     The new senior secured credit facility comprises a $150 million term loan that matures in 2009 and a $125 million revolving credit facility that terminates in 2008, in each case subject to termination in mid-2007 if the 11.75% Preferred Stock of EaglePicher Holdings is then outstanding. EaglePicher also announced the extension of its accounts receivable asset securitization facility to the earlier of January 2008 or 90 days prior to termination of the senior secured credit facility.

     “This refinancing provides EaglePicher with a solid financial foundation that will allow us to pursue numerous strategic growth opportunities,” commented John H. Weber, President and Chief Executive Officer of EaglePicher. “EaglePicher’s experience and intellectual assets, coupled with the refinancing, will allow us to accelerate the delivery of superior customer solutions through the application of innovation.”

EaglePicher Incorporated, founded in 1843 and headquartered in Phoenix, Arizona, is a diversified manufacturer and marketer of innovative, advanced technology and industrial products and services for space, defense, environmental, automotive, medical, filtration, pharmaceutical, nuclear power, semiconductor and commercial applications worldwide. The company has 4,000 employees and operates more than 30 plants in the United States, Canada, Mexico, the U.K. and Germany. Additional information on the company is available on the Internet at www.eaglepicher.com.

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PAGE 2 / EAGLEPICHER INCORPORATED ANNOUNCES
     COMPLETION OF NEW $275 MILLION CREDIT FACILITY AND
     SALE OF $250 MILLION OF 9.75% SENIOR UNSECURED NOTES DUE 2013

This news release contains statements that, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to maintain existing relationships with customers, demand for our products, our ability to successfully implement productivity improvements and/or cost reduction initiatives; and our ability to develop, market and sell new products, our ability to obtain raw materials, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which we operate, as well as factors discussed in our filings with the U.S. Securities and Exchange Commission.

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